Exhibit 10.3

ARCH CHEMICALS, INC.

SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

(As amended and restated effective January 1, 2010

for awards granted after December 31, 2009)

Section 1. Purpose. The purposes of the Senior Management Incentive Compensation Plan (the “Plan”) are (i) to compensate selected members of senior management of Arch Chemicals, Inc. (the “Company”) on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company.

Section 2. Definitions. The following terms utilized in this Plan shall have the following meanings:

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company or such other committee of such Board as such Board may from time to time designate; provided only those members of the Compensation Committee (or other Committee designated by such Board) who qualify as “Outside Directors” as defined in Section 162(m) shall constitute members of the Committee for purposes of the Plan.

“Participant” shall mean for a fiscal year, each salaried employee who is designated as a Participant by the Committee prior to the commencement of such fiscal year (or such later date, if any, as permitted by Section 162(m)); provided for 1999, the Committee shall designate the Participants prior to April 1, 1999.

“Performance Measures” shall mean for a fiscal year any one or combination of the following: “Cash Flow,” “Cumulative Earnings Per Share Growth,” “Debt (Net Debt) to Capital,” “EBIT,” “EBIT Margins,” “EBITDA,” “EBITDA Margins,” “Earnings Per Employee,” “Earnings Per Share,” “Free or Excess Cash Flow,” “Free or Excess Cash Flow Per Share,” “Interest Coverage Ratio,” “Leverage Ratio,” “Net Income,” “Net Profit Margin,” “Operating Cash Flow,” “Operating Income,” “Operating Margins,” “Pre-Tax Profit,” “Pre-Tax Profit Margin,” “Profit Margin,” “Return on Capital,” “Return on Net Assets,” “Return on Total Assets,” “Return on Equity,” “Sales Growth,” “Sales Per Employee,” “Total Return to Shareholders,” “Working Capital,” and “Working Capital as a Percent of Net Sales” as the Committee defines them and determines from time to time with respect to such fiscal year; provided such determination would not subject any Incentive Award to Section 162(m). Performance Measures can also be used on a continuing operations basis instead of a total Company basis as determined by the Committee.

“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

Section 3. Term. The Plan shall be effective as of February 25, 1999 (the “Effective Date”), and shall be applicable for 1999 and all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 7 or as provided in Section 14. This amended and restated Plan shall be effective January 1, 2010 for all awards granted for the fiscal year 2010 and thereafter.

Section 4. Incentive Award.

4.1 For each fiscal year of the Company, each Participant may be entitled to receive an award payable in cash (“Incentive Award”) in an amount determined by the Committee as provided in this Plan. Prior to the commencement of a fiscal year (or such later date, if any, as permitted by Section 162(m)) (but in the case of the 1999 fiscal year, prior to April 1, 1999), for the Incentive Awards for such fiscal year, the Committee will designate or approve (i) the individuals who will be Participants in the Plan, if any, (ii) the Performance Measures and how they are to be defined, (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Award, (iv) the performance goals and payout matrix or formula for each Performance Measure and (v) the target Incentive Award for each Participant. Following the end of a fiscal year, the Committee shall determine the Incentive Award for each Participant by:

(i) comparing actual performance for each measure against the payout matrix approved for such fiscal year,

(ii) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor, and

(iii) summing the weighted payout percentages and multiplying their overall payout percentage by the Participant’s target Incentive Award.

The Committee is authorized in its sole and plenary discretion to adjust or modify the calculation of a Performance Measure and its goal to the extent permitted under Section 162(m) of the Code (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting in whole or in part the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting in whole or in part the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal), or the financial statements of the Company or any of its affiliates (to the extent applicable to such Performance Measure or goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business condition.

Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Incentive Award to any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Incentive Award; however, the Committee may not reduce an Incentive Award for a fiscal year after December 31 of such fiscal year for a Participant who is employed by the Company on such date and such Incentive Award shall vest in such Participant on such date.

The Committee shall, by resolution of the Committee, certify, prior to payment of an Incentive Award, that the Incentive Award has been determined in accordance with the provisions of this Plan.

Incentive Awards for a fiscal year shall be determined as soon as practicable after such fiscal year and shall be paid no later than March 15 following such fiscal year. The maximum Incentive Award paid a Participant under this Plan with respect to a fiscal year may not exceed 200% of such Participant’s annual base salary in effect on December 31 of the immediately preceding fiscal year.

4.2 A Participant whose employment terminates with cause or without the Committee’s written consent during a fiscal year shall forfeit such Participant’s Incentive Award for such fiscal year.

4.3 Incentive Awards shall be payable in a single, lump sum. However, the Participant may defer payment if the participant so elects pursuant and subject to the terms of Company’s Employee Deferral Plan (or its successor).

4.4 The Company shall withhold from any Incentive Award or payments made or to be made under this Plan any amount of withholding taxes due in respect of an Incentive Award, its deferral or payment.

4.5 Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

Section 5. Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 6. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

Section 7. Amendment or Termination. The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive Award for which performance goals have been established but which has not yet been earned or paid; provided further that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Section 162(m).

Section 8. No Assignment. The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of an Incentive Award shall be payable only to such Participant.

Section 9. The Company. For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

Section 10. No Right to Employment. The designation of an employee as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

Section 11. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable federal law.

Section 12. No Trust. Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 13. Section 162(m). It is the intention of the Company that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

Section 14. Shareholder Approval. To the extent required by Section 162(m), this Plan shall be submitted for approval to the shareholders of the Company at the Company’s 2010 Annual Meeting of Shareholders and shall be resubmitted to such shareholders periodically as required by Section 162(m). If the Plan is not approved by such shareholders within the meaning of Section 162(m) as required, this Plan shall immediately terminate and all Incentive Awards granted but unpaid at the time of such non-approval shall also terminate.